                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              JMAR TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                             JMAR TECHNOLOGIES, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, AUGUST 6, 1998


TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) ("JMAR" or the "Company") will be held on Thursday, August 6, 1998 at 2:00 p.m., Pacific Daylight Time at the Sheraton Grande Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California for the following purposes:

        (1) To elect five (5) directors to serve for the ensuing year or until their successors are elected.

        (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on June 24, 1998 are entitled to receive notice of and to vote at the meeting.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she returned a proxy.

Sincerely,


/s/John S. Martinez
John S. Martinez, Ph.D.
Chairman of the Board and
Chief Executive Officer


San Diego, California
July 13, 1998





        IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                 PROXY STATEMENT


The enclosed Proxy is solicited on behalf of the Board of Directors of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) ("JMAR" or the "Company"), for use at the Annual Meeting of Shareholders to be held Thursday, August 6, 1998 at 2:00 p.m. PDT, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Grande Torrey Pines Hotel, 10950 North Torrey Pines Road, San Diego, California.

There is included as an Appendix to this Proxy Statement complete financial statements of the Company together with the report of the Company's independent auditors thereon. The Appendix also contains the Management Discussion and Analysis, together with certain additional financial and related information regarding the Company. A Summary Annual Report of the Company for the fiscal year ended December 31, 1997 ("fiscal 1997") is being mailed to shareholders concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement. The Summary Annual Report contains, among other things, summary financial information regarding the Company and a discussion of developments in the Company's business during fiscal 1997 and the early part of 1998.

The principal executive offices of the Company are located at 3956 Sorrento Valley Boulevard, San Diego, California 92121. The Company's telephone number is
(619) 535-1706.

These proxy solicitation materials were mailed on or about July 14, 1998 to all shareholders entitled to vote at the meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

On all matters, each share has one vote.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

RECORD DATE

Shareholders of record at the close of business on June 24, 1998 (the "Record Date") are entitled to receive notice of and to vote at the meeting and any adjournment or adjournments thereof. As of June 24, 1998, 18,087,906 shares of the Company's Common Stock, $.01 par value ("Common Stock"), were issued and outstanding.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of June 24, 1998, the following person or entity was known by the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock. A person or entity is deemed to be the beneficial owner of securities, whether or not he has any economic interest therein, if he directly or indirectly has (or shares with others) voting or investment power with respect to the securities or has the right to acquire such beneficial ownership within sixty days.
================================================================================
             NAME AND ADDRESS      NUMBER OF SHARES        PERCENT OF TOTAL
                                  BENEFICIALLY OWNED
--------------------------------------------------------------------------------
John S. Martinez
3956 Sorrento Valley Blvd.           1,599,873 (1)               8.55%
San Diego, CA  92121
--------------------------------------------------------------------------------
Kernco Trust SA
2 rue Jargonnant                     1,250,000 (2)               6.82%
CH-1211 Geneva
Switzerland
================================================================================

(1) Includes: (a) 402,965 shares owned of record by the John S. Martinez Separate Property Trust, of which Dr. Martinez as trustee, has sole voting and investment power; (b) 620,908 shares of Common Stock which are issuable upon exercise of currently exercisable warrants and stock options; and (c) 576,000 shares of Common Stock subject to a voting agreement pursuant to which Dr. Martinez has sole voting power (but no investment power) until the earlier of October 6, 2003 or until the transfer of the shares according to the terms of the voting agreement (the "Voting Agreement").

(2) Includes 250,000 shares which are issuable upon exercise of currently exercisable warrants.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of the Company as of June 24, 1998 by each nominee for director, the "Named Officers" (as defined in "Executive Compensation" on page 9 below) and by all director nominees and executive officers as a group. The Company has also provided the beneficial ownership for certain other executive officers who are not "Named Officers". Except as otherwise noted, the following stockholders have sole voting and investment power with respect to the shares. Information with respect to beneficial ownership is based on information furnished to the Company by each stockholder included in the table.

                               NUMBER OF SHARES OF            PERCENTAGE OF
                                  COMMON STOCK          OUTSTANDING COMMON STOCK
    BENEFICIAL OWNER           BENEFICIALLY OWNED          BENEFICIALLY OWNED
    ----------------           ------------------          ------------------
John S. Martinez (1)                1,599,873                     8.55%

Marvin W. Sepe (2)                   225,735                      1.23%

Dennis E. Valentine (3)              133,987                      (12)

Richard M. Foster (4)                80,980                       (12)

Leonid Yoffe (5)                     62,346                       (12)

James H. Banister, Jr. (6)           53,915                       (12)

Vernon H. Blackman (7)               44,719                       (12)

Barry Ressler (8)                    23,708                       (12)

John P. Ricardi (9)                  20,000                       (12)

C. Neil Beer (10)                    16,079                       (12)

All executive officers and          2,261,342                    11.76%
directors as a group (11
persons) (11)

(1) Includes: (a) 402,965 shares owned of record by the John S. Martinez Separate Property Trust, of which Dr. Martinez as trustee, has sole voting and investment power; (b) 620,908 shares of Common Stock which are issuable upon exercise of currently exercisable warrants and stock options; and (c) 576,000 shares of Common Stock subject to a voting agreement pursuant to which Dr. Martinez has sole voting power (but no investment power) until the earlier of October 6, 2003 or until the transfer of the shares according to the terms of the voting agreement (the "Voting Agreement").

(2) Includes 223,634 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(3) Includes 116,682 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(4) Includes 28,333 shares which are issuable upon exercise of currently exercisable stock options.

(5) Includes 28,964 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(6) Includes 45,062 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(7) Includes 29,266 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(8) Includes 16,665 shares which are issuable upon exercise of currently exercisable stock options.

(9) Includes 16,259 shares which are issuable upon exercise of currently exercisable stock options.

(10) Includes 14,165 shares which are issuable upon exercise of currently exercisable stock options.

(11) Includes 1,139,938 shares which are issuable upon exercise of currently exercisable stock options and warrants.

(12) Less than one percent.

                              ELECTION OF DIRECTORS


NOMINEES

A board of five directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. While the Company has no reason to believe that any of the nominees will be unable to serve as a director, if such an event should occur, the shares will be voted for such substitute nominee or nominees as may be designated by the Board of Directors. Otherwise, the proxy holders will vote the proxies only for the nominees named below. The term of office of each person elected as director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified.

===================================================================================================
NAME OF NOMINEE                  AGE             PRINCIPAL OCCUPATION             DIRECTOR SINCE
===================================================================================================
John S. Martinez, Ph.D.           68     Chairman of the Board, Chief                  1987
                                         Executive Officer and President of
                                         the Company
---------------------------------------------------------------------------------------------------
James H. Banister, Jr.            67     President, Chief Executive Officer            1989
                                         and Director of Kinetic Ceramics, Inc.
---------------------------------------------------------------------------------------------------
C. Neil Beer, Ph.D.               63     President of SECON                            1988
---------------------------------------------------------------------------------------------------
Vernon H. Blackman, Ph.D.         68     Consultant                                    1991
---------------------------------------------------------------------------------------------------
Barry Ressler                     57     Chief Executive Officer and Chairman          1994
                                         of the Board of Triton Thalassic
                                         Technologies, Inc.
===================================================================================================

JOHN S. MARTINEZ, PH.D., became Chairman of the Board, President, Chief Executive Officer and a Director of the Company at its inception. Prior to co-founding the Company in October, 1987, he was President of HLX Laser, Inc., an excimer laser development company and President of Jamar Enterprises, a management and investment consultant to high-technology companies. From 1976 to 1984, Dr. Martinez was President and Chief Executive Officer of Physics International Company ("PI"), a high-technology research, development and manufacturing company specializing in high-intensity energy technology and X-ray generation equipment. During that period, PI's annual sales grew from approximately $9,000,000 to over $42,000,000 and profits grew at a compounded annual rate in excess of 32%. From 1961 to 1976, he held a number of management positions at TRW, Inc. He formed that company's High Energy Laser program in 1970 and managed it until he left the company in 1976. Dr. Martinez, a Ford Foundation and Atomic Energy Commission Fellowship holder, earned his Ph.D. in Engineering Science from the University of California (Berkeley) in 1962, his Bachelor's degree from Rensselaer Polytechnic Institute (Troy, NY) in 1951 and is a graduate of the Oak Ridge School of Reactor Technology. He served on active duty in the U.S. Marine Corps during the Korean War and was discharged as a Captain in 1954. He is the holder or co-holder of six patents. Dr. Martinez is the father of Joseph G. Martinez, recently elected Vice President, General Counsel of the Company.

JAMES H. BANISTER, JR., has been a director since December, 1989 and was a consultant of the Company from September, 1989 until March 31, 1994. He was the Company's Chief Financial Officer, Chief Administrative Officer and Treasurer through March, 1991. Since October, 1993 Mr. Banister has been President, Chief Executive Officer and a Director of Kinetic Ceramics, Inc. From August, 1987 to June, 1988 he was President and CEO of MSI, a subsidiary of Olin Corporation supplying Signal Intelligence and electronic warfare equipment and services. When that company was sold by Olin, Mr. Banister retired to manage his personal investments. Mr. Banister was with Physics International Company (which became a subsidiary of Olin Corp. in 1985), from June, 1964 to August, 1987, successively holding the positions of Contracts Manager, Director of Marketing and Contract Relations, Vice President and Director of Administration and Senior Vice President responsible for finance and administration. From 1953 to 1964, Mr. Banister was with Stanford Research Institute, now SRI International, holding the position of Manager of Contract Administration. Mr. Banister received a Bachelor of Science degree in Business and Engineering administration from MIT and has taken graduate courses in law at Golden Gate College. He has been an officer and director of several subsidiaries of Physics International Company.

C. NEIL BEER, PH.D., has been a director since July, 1988 and was an employee of the Company from May, 1991 until November, 1992 and a consultant to the Company from April, 1993 to September, 1993. Dr. Beer currently is the President of SECON, a software engineering company primarily supporting the national intelligence community. Prior to that, he was the Vice President, Advanced Programs, OAO Corporation and, prior to that, was the Colorado Space Advocate, responsible for the growth of Colorado's space industry. From September, 1986 to October, 1989 he was President of Thermo Technologies Corporation which develops advanced lasers, optics, signal processing, and energy conversion hardware. Previously he was Deputy for Strategic Defense, Military Applications, at Livermore National Laboratory. During his career with the U.S. Air Force, Dr. Beer achieved the rank of Major General and was deputy Chief of Staff, plans and programs, for the Air Force Space Command. Earlier, while assigned to the office of the Secretary of Defense, he worked with the White House staff on policy and support requirements. Dr. Beer was associate professor of mathematics at the Air Force Academy and a combat pilot in Southeast Asia. Dr. Beer graduated magna cum laude, with a B.S. degree in engineering from the University of Oklahoma, and received his doctorate in Operations Research in 1972 from that same University. Dr. Beer is recipient of the NSIA Medal for Outstanding Achievement in Space.

VERNON H. BLACKMAN, PH.D., has been a director of the Company since July, 1991 and from time to time has been a consultant of the Company since December, 1991. Dr. Blackman served as Chairman of the Board and Chief Executive Officer of Esscor, a training and simulation service company to the utility industry, from December, 1991 to July, 1997. He continues to serve on the Board of Directors of Esscor. Dr. Blackman also served as Chairman of the Board, President and Chief Executive Officer of JAYCOR from 1989 until March, 1991. JAYCOR is a high technology company which supplies R&D services to various agencies of the U.S. Government; primarily the Department of Defense. Prior to joining JAYCOR, Dr. Blackman acted as a venture investor for his own account and helped to fund the early stage development of several companies. Dr. Blackman has also served on the Boards of Directors of several other public companies, including Newport Pharmaceuticals International, Inc. (1967-1974); Maxwell Laboratories, Inc. (1966-1974); Topaz, Inc. (1979-1983) at which time Topaz was acquired by Square D Corporation; and Optical Radiation Corporation (1970-1995). From 1974 to 1982, Dr. Blackman served as President, CEO and Chairman of the Board of S-Cubed, a high technology company which provided services and products to agencies of the U.S. Government. In 1959, Dr. Blackman co-founded MHD Research which was acquired by Hercules Corporation in 1964. Dr. Blackman received a BA in Physics from Colgate University in 1951 and a Ph.D. in Physics from Princeton University in 1955, subsequent to which he served on the faculty as a research associate for 2 years.

BARRY RESSLER, has been a director of the Company since January, 1994. Mr. Ressler is the Chief Executive Officer and Chairman of the Board of Triton Thalassic Technologies, Inc. (T3I), a company engaged in the non-chemical treatment and control of microorganism contaminated fluids for the automotive, food packaging, pharmaceutical, paper, aquaculture and commercial shipping industries. Mr. Ressler is also the President of STAR Associates, Inc., a company engaged in the consultation, strategic planning and project funding of early stage industrial process and therapeutic/diagnostic technologies. He is also a member of the Board of Directors of CLI LTD in Sheffield UK, a company engaged in the controlled lifting of heavy subsea objects (sunken submarines, historic wrecks and general salvage and the emplacement of offshore pipelines and construction materials). From 1983 to December, 1993 he served as Chief Executive Officer and Chairman of the Board of Universal Voltronics Corporation
(UVC), a public company that developed high voltage products for defense, medical and industrial applications. In March, 1990, UVC became a public subsidiary of Thermo Electron Corp. From 1963 until his appointment as CEO and Chairman, he served in various capacities at UVC. Mr. Ressler is a member of the Biotechnology Center External Advisory Board of the University of Connecticut, advising the University on the expansion of biotechnology research initiatives to foster University and Industry collaborative activities. Mr. Ressler is also a member of the Meridian Sciences Business and Technology Advisory Board. Meridian Sciences has developed advanced side scan sonar, ROV and research protocols used in the discovery of historic and contemporary sunken vessels. Mr. Ressler graduated from the Pratt Institute with a B.S. in Engineering Science.

BOARD MEETINGS AND COMMITTEES; OTHER MATTERS

The Board of Directors of the Company held a total of six meetings during the fiscal year ended December 31, 1997. All directors attended at least 75 percent of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of all committees of the Board on which he served, held during the time each director was a member of the Board of Directors. Only one director, John S. Martinez, is an employee of the Company.

The Company has an audit committee which has Vernon H. Blackman as Chairman and James H. Banister, Jr. as the other member. The Audit Committee is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company, to review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate. The Audit Committee held one meeting during the fiscal year ended December 31, 1997. During fiscal year 1997, the entire Board of Directors acted as the Compensation Committee. The Compensation Committee held four meetings during the fiscal year ended December 31, 1997. The Compensation Committee is empowered to make decisions relating to the overall compensation arrangements for the Company's executive officers and to any compensation plans in which officers and directors of the Company are eligible to participate. The Company has no separately designated nominating committee.

QUORUM REQUIREMENT AND VOTE REQUIRED FOR ELECTION

A majority of the outstanding shares will constitute a quorum at the meeting. Directors are elected by a plurality of the votes. If more than five persons are in nomination the five nominees receiving the most votes will be elected as directors. Once a quorum is established, abstentions or other non-votes will not have any legal effect on the election of directors.

                        EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are as follows:

===============================================================================================
NAME                                     AGE                      POSITION
===============================================================================================
John S. Martinez, Ph.D.                  68    Chief Executive Officer, Chairman of the Board
                                               and President
-----------------------------------------------------------------------------------------------
Dennis E. Valentine                      42    Vice President Finance, Chief Financial
                                               Officer, Chief Administrative Officer and
                                               Secretary
-----------------------------------------------------------------------------------------------
Joseph G. Martinez                       40    Vice President, General Counsel
-----------------------------------------------------------------------------------------------
Leonid Yoffe                             51    President, JMAR Precision Systems (formerly
                                               Pacific Precision Laboratories)

-----------------------------------------------------------------------------------------------
Richard M. Foster                        65    President, JMAR Research (formerly JMAR
                                               Technology Co.)
-----------------------------------------------------------------------------------------------
Marvin W. Sepe                           42    President, JMAR Semiconductor (formerly
                                               California ASIC)
-----------------------------------------------------------------------------------------------
John P. Ricardi                          45    Vice President for Corporate Development and
                                               Senior Vice President for Sales and Marketing
                                               of JMAR Precision Systems
===============================================================================================

Officers of the Company are elected annually by the Board of Directors and hold office until their successors are duly elected and qualified.

The background and experience of Dr. Martinez is set forth above in "Election of Directors-Nominees".

DENNIS E. VALENTINE, has been the Vice President-Finance of the Company since August, 1990, Chief Financial Officer and Chief Administrative Officer since March, 1991 and Secretary since January, 1992. Prior to joining the Company, Mr. Valentine had over ten years of financial and management experience with Arthur Andersen LLP. His experience at Arthur Andersen LLP included extensive work with public companies and consultation regarding mergers and acquisitions. He was the manager in-charge of the local office merger and acquisition program and was on the Board of Advisors of the Orange County Venture Forum. Mr. Valentine received a Bachelor of Science degree in Business from the University of Southern California in 1978. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

JOSEPH G. MARTINEZ, joined the Company in June, 1998 as Vice President, General Counsel. From 1986 to 1998, Mr. Martinez was employed by Parker, Milliken, Clark, O'Hara & Samuelian, P.C., a Los Angeles-based law firm which served as the Company's outside general corporate counsel. From 1993 to 1998, Mr. Martinez was a shareholder of Parker, Milliken and was the principal attorney responsible for representing the Company. From 1984 to 1986, Mr. Martinez was employed by another law firm in Los Angeles. During his tenure at Parker, Milliken, Mr. Martinez specialized in corporate, securities and general business law. Mr. Martinez received his Juris Doctor degree from the University of California, Davis in 1984, a Master of Business Administration from U.C. Berkeley (with an emphasis in Finance and Accounting) in 1984 and a B.A. in Genetics from U.C. Berkeley in 1980. Mr. Martinez has been a member of the California State Bar since 1984. Mr. Martinez is the son of Dr. John S. Martinez, the Company's Chairman and Chief Executive Officer.

LEONID YOFFE, was elected President of JMAR Precision Systems effective June 13, 1997. From July, 1994 through June, 1997, Mr. Yoffe served as Executive Vice President, Chief Operating Officer and Chief

Financial Officer of JMAR Precision Systems. Mr. Yoffe has been with JMAR Precision Systems since December, 1988 and has played a major role in organizing all the traditional departments making up the classical manufacturing, material planning and control, procurement, inventory and cost control. Prior to 1988 he served as Manufacturing Manager for International Remote Imaging Systems, Inc., a publicly-held capital equipment manufacturer in the Biomedical field. Mr. Yoffe has over 20 years of experience in the management of manufacturing operations and held various managerial positions in the high technology capital equipment industry. Mr. Yoffe holds a B.S. degree in Industrial Engineering and M.B.A. in Economics and Manufacturing Administration from the State University of St. Petersburg in Russia.

RICHARD M. FOSTER, has been the President and a director of JMAR Research since January, 1994. From 1984 to 1990, he was Corporate Vice President and Director of Marketing at Physics International Co. From 1968 to 1984, he was with TRW Defense and Electronics and was Marketing Director for a number of product lines including communication satellite systems, high energy lasers, power and propulsion and the Physical Research Center. Mr. Foster also spent three years in Washington D.C. as a TRW Senior Representative. He was a principal engineer at Ford Aeronutronic in Newport Beach from 1960 to 1968 and an Air Force Captain at Edwards AFB Rocket Propulsion Laboratory from 1957 to 1960. Mr. Foster graduated cum laude with a B.S. and M.S. in Engineering from Stanford University in 1957.

JOHN P. RICARDI, joined the Company in February, 1997. Mr. Ricardi is the Company's Vice President for Corporate Development and Senior Vice President for Sales and Marketing of JMAR Precision Systems. He brings more than 20 years of related industry experience to the Company, having served in numerous management positions with various responsibilities for product development, national and international sales and marketing and engineering operations. Most recently, he was Vice President, General Manager of the Imaging Systems Division of Datron/Transco, Inc. and Vice President, Marketing for Datron/Transco, Inc. a subsidiary of Datron Systems, Inc. His background also includes eight years with North American Phillips Corporation as corporate Director of Marketing of its Airpax subsidiary and seven years with Texas Instruments Inc. He holds both a bachelor and a master of science degree in electrical engineering from Northeastern University in Boston.

MARVIN W. SEPE, joined JMAR Semiconductor in July 1996 as Executive Vice President and General Manager and was elected President of that division in May 1997. Mr. Sepe was a director of the Company from July, 1996 to December, 1997. For the prior 15 years he was with TRW Components International Inc., a wholly owned subsidiary of TRW Inc., where he served as Director of Business Development for this division of TRW, which grew from $16,000,000 in sales to nearly $40,000,000 under his strategic direction. Previously, Mr. Sepe held other management positions within TRW including Marketing, Programs and Engineering. Prior to joining TRW, Mr. Sepe was responsible for the development and oversight of multiple semiconductor manufacturing operations both in the U.S. and internationally. Mr. Sepe held the position of Manager of Worldwide Assembly Operations for Silicon General Inc. (1980-1981) with manufacturing operations throughout Southeast Asia, as well as the U.S. He served in the same role at Silicon Systems Inc. (1977-1980), a fast growing start-up operation for custom semiconductors and previously held various management responsibilities at Hi-Rel Laboratories (1974-1977), a well respected evaluation laboratory. Mr. Sepe attended Don Bosco Technical Institute, California Polytechnic State University SLO, and holds a Masters Degree in Business Administration from Pepperdine University. Mr. Sepe has published a number of papers and taught numerous workshops on the economics and use of semiconductors in space applications.

       EXECUTIVE COMPENSATION AND TRANSACTIONS WITH MANAGEMENT AND OTHERS


EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capacities to the Company during each of the last three fiscal years of the Company's Chief Executive Officer and the four most highly compensated individuals serving as executive officers as of the latest fiscal year end, other than the Chief Executive Officer, whose compensation (salary and bonus) exceeded $100,000 (collectively, the "Named Officers").

                           Summary Compensation Table
============================================================================================
                                                                             Long-Term
                                                                            Compensation
                                         Annual Compensation (1)(7)          Awards (2)
                                    --------------------------------------------------------
   Name and            Year             Salary             Bonus            Securities
   Principal                              ($)             ($)(3)        Underlying Options
   Position                                                              and Warrants (#)
--------------------------------------------------------------------------------------------
John S.                1997             187,112           175,000            125,000
Martinez,              1996             170,184            83,369            384,622(4)
Chief Executive        1995             150,000            15,552             55,000
Officer
--------------------------------------------------------------------------------------------
Dennis E.              1997             106,919            60,000             55,000
Valentine,             1996              98,065            33,347             67,595(4)
Chief Financial        1995              90,000             6,221             20,000
Officer
--------------------------------------------------------------------------------------------
John P.                1997             147,699(5)         25,000             60,000
Ricardi,
Senior Vice
President
for Sales and
Marketing of
JMAR Precision
Systems
--------------------------------------------------------------------------------------------
Leonid Yoffe,          1997             146,905            65,000                  0
President of           1996             111,908            27,703             70,000(4)
JMAR Precision         1995              96,160                 0                  0
Systems
--------------------------------------------------------------------------------------------
Marvin W. Sepe         1997             125,000                 0              5,000
President of           1996              52,083(6)              0            129,554(4)
JMAR
Semiconductor
============================================================================================

----------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock or stock appreciation rights or make any long term incentive plan payments during the fiscal years ended December 31, 1997, 1996 and 1995.

(3) Includes bonus payments under the Management Incentive Bonus Plan (see page 14 below) earned by the Named Officers in the year indicated for services rendered in such year, but which were paid in the following year.

(4) Includes 324,420, 50,000, 109,149 and 42,393 options and warrants for Messrs. Martinez, Yoffe, Sepe and Valentine, respectively, which were granted and reported in prior years, but which (together with options and warrants issued to other employees of the Company) were amended on August 15, 1996 to reduce their respective exercise prices to $3.00 per share, 20 percent over the trading price on NASDAQ on August 15, 1996.

(5)  Compensation is for eleven months. Includes $22,000 commissions on sales.

(6)  Compensation is for six months.

(7)  See "Incentive Plans".

OPTION GRANTS IN THE LAST FISCAL YEAR

The following table sets forth each grant of stock options and warrants made during the fiscal year ended December 31, 1997 to each of the Named Officers. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options at the end of the terms if the stock price were to appreciate annually by 5% and 10%, respectively. The assumed values may not reflect actual value at the times indicated.


                                         PERCENTAGE
                              SHARES      OF TOTAL
                            UNDERLYING     OPTIONS                                    POTENTIAL REALIZABLE
NAME                         OPTIONS     GRANTED TO                                      VALUE AT ASSUMED
                             GRANTED      EMPLOYEES   EXERCISE                        ANNUAL RATES OF STOCK
                             (SHARES)     IN FISCAL   PRICE PER    EXPIRATION        PRICE APPRECIATION FOR
                              (1)(7)        YEAR        SHARE        DATE (2)              OPTION TERM
--------------------       ------------- ------------ ---------  --------------      ----------------------
                                                                                       5%            10%
                                                                                     -------        -------
John S. Martinez            70,000(3)       11.91      $ 2.38    January 29, 2007   $104,774       $265,517
                            50,000(5)        8.51      $ 2.25     April 23, 2007      70,751        179,296
                             5,000(4)         .85      $ 3.53     July 18, 2008       11,100         28,130

Dennis E. Valentine         30,000(6)        5.11      $ 2.38    January 29, 2007   $ 44,903       $113,793
                            25,000(5)        4.26      $ 2.25     April 23, 2007      35,375         89,648

John P. Ricardi             60,000(5)       10.21      $ 2.41    February 3, 2007   $ 90,938       $230,455

Leo Yoffe                        0           0          N/A            N/A             N/A            N/A

Marvin W. Sepe               5,000(4)         .85      $ 3.53     July 18, 2008     $ 11,100       $ 28,130

--------

(1) Such options were all granted under the Company's 1991 Stock Option Plan. The exercise price of the stock options reported above was equal to the fair market value of the Company's common stock at the date of grant. The terms of each such option are determined by the Board of Directors. The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by the offset of the underlying shares, subject to certain conditions.

(2) Options which are unvested at the time of termination of optionee's employment expire at that time. Vested options also expire if not exercised within 60 days after termination of optionee's employment or one year following death of optionee if not exercised by optionee's personal representative. Vested options issued to directors expire one year following resignation as a director.

(3) These options are incentive stock options. 17,113 of these options are currently exercisable; 17,112 become exercisable on January 29, 1999, 2000 and 2001; and 1,551 become exercisable on January 29, 2002.

(4) These options are non-qualified stock options. They become exercisable and vest one-third each year commencing on the first year after their grant.

(5) These options are incentive stock options. These options become exercisable and vest one-third each year commencing on the first year after their grant.

(6) These options are incentive stock options. 7,334 of these options are currently exercisable; 7,334 become exercisable on January 29, 1999 and 2000; 7,333 become exercisable on January 29, 2001; and 665 become exercisable on January 29, 2002.

(7) These options contain a Reload Option feature whereby if the optionee exercises the option in whole or in part using shares of Common Stock owned by the optionee for at least six months, the Company shall grant to the optionee a Reload Option to purchase that number of shares equal to the shares transferred to the Company in payment of the exercise price of the option. In addition, if the optionee exercises the option in whole or in part with cash, the Company shall grant to the optionee a Reload Option to purchase that number of shares equal to the amount of cash paid divided by the fair market value of the Common Stock on the date of exercise.

AGGREGATED OPTION AND WARRANT EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

The following table sets forth for each of the Named Officers the shares acquired and the value realized on each exercise of stock options, if any, awarded to said officers as additional compensation during the fiscal year ended December 31, 1997 and the number of shares of common stock underlying options and warrants outstanding at December 31, 1997 and the value of such options and warrants which are "in-the-money":

                                             SHARES UNDERLYING          VALUE OF
                                                UNEXERCISED            UNEXERCISED
                                                OPTIONS AND       IN-THE-MONEY OPTIONS
                                                WARRANTS AT         AND WARRANTS AT
                        SHARES               DECEMBER 31, 1997   DECEMBER 31, 1997(1)
                       ACQUIRED              -----------------   ---------------------
NAME                      ON       VALUE        EXERCISABLE/          EXERCISABLE/
                       EXERCISE   REALIZED     UNEXERCISABLE         UNEXERCISABLE
--------------------- ----------- ---------- ------------------- -----------------------
John S. Martinez          0           0       115,422/463,056       $150,890/$58,374

Dennis E. Valentine       0           0        53,917/88,678        $55,744/$24,556

John P. Ricardi           0           0           0/60,000             $0/$7,200

Leonid Yoffe              0           0         6,666/63,334         $9,999/$20,001

Marvin W. Sepe            0           0        43,183/79,704             $0/$0

------------

(1) Options are "in-the-money" if the fair market value of the underlying common stock exceeds the exercise price of the option or warrant at December 31, 1997. The fair market value of a share of common stock at December 31, 1997 was $2.53 per share as quoted on the NASDAQ Stock Market at the close of trading.

COMPARATIVE STOCK PERFORMANCE

Set forth below are line graphs which compare the percentage change in the cumulative total stockholder return on the Company's Common Stock from December 31, 1992 through December 31, 1997 with the percentage change in the cumulative total return over the same period of the (i) Russell 2000 Index and (ii) Russell 3000 Electronics: Semi-Conductors/Components Industry Index. This graph assumes an initial investment of $100 on December 31, 1992 in each of the Company's Common Stock, the Russell 2000 Index and the Russell 3000 Electronics:
Semi-Conductors/Components Industry Index and that all dividends, if any, were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                               [GRAPHIC OMITTED]


                            12/31/92     12/31/93    12/31/94    12/31/95     12/31/96    12/31/97
                            --------     --------    --------    --------     --------    --------
JMAR Technologies, Inc.        $100        $ 46        $ 11        $ 23        $ 51        $ 55
Russell 2000 Index             $100        $119        $117        $150        $175        $214
Semi-Conductors/               $100        $126        $138        $238        $386        $414
Components



At the end of 1993 the Company concluded that its efficiency of operations and its future profitability would be substantially improved by consolidating and restructuring its manufacturing equipment group operations. Pursuant to the plan of consolidation, substantially completed prior to the end of 1994, the Company sold several operations and assets. The Company feels that the stock performance since that time is a better reflection of its recent performance. Accordingly, set forth below are line graphs which compare the percentage change in the cumulative total stockholder return on the Company's Common Stock from December 31, 1994 through December 31, 1997 with the percentage change in the cumulative total return over the same period of the (i) Russell 2000 Index and (ii) Russell 3000 Electronics: Semi-Conductors/Components Industry Index. This graph assumes an initial investment of $100 on December 31, 1994 in each of the Company's Common Stock; the Russell 2000 Index and the Russell 3000 Electronics:
Semi-Conductors/Components Industry Index and that all dividends, if any, were reinvested.

               COMPARISON OF THREE-YEAR CUMULATIVE TOTAL RETURNS
                               [GRAPHIC OMITTED]


                            12/31/94     12/31/95    12/31/96    12/31/97
                            --------     --------    --------    --------
JMAR Technologies, Inc.       $100         $200        $447        $476
Russell 2000 Index            $100         $128        $150        $183
Semi-Conductors/              $100         $173        $280        $301
Components

REPORT OF THE COMPENSATION COMMITTEE

Set forth below is a report of the Compensation Committee with respect to the Company's compensation policies during fiscal 1997 as they affect the Company's Chief Executive Officer and the Company's other executive officers. The Compensation Committee consists of all of the Directors of the Company.

        Compensation Policies for Executive Officers. The Company's compensation policies for its executive officers are designed to provide compensation levels that are competitive with those of other similar companies and thereby to enable the Company to attract and retain qualified executives. More specifically, the Company's compensation policies aim, through a combination of base salary, annual bonus and equity-based compensation, to motivate officers to assist the Company in meeting its annual and long-range business objectives and thereby to enhance stockholder value. The cumulative effect of the Company's compensation policies for executive officers is to tie such compensation closely to the Company's performance.

        Annual Cash Compensation. The Committee believes that the annual cash compensation paid to executives should be commensurate with both the executive's and the Company's performance. For this reason, the Company's executive cash compensation consists of base compensation (salary) and variable incentive compensation (annual bonus).

        Base salaries for executive officers are established considering a number of factors, including the Company's profitability; the executive's individual performance and measurable contribution to the Company's success; and pay levels of similar positions with comparable companies in the industry. The Committee supports the Company's compensation philosophy of moderation for elements such as base salary and benefits. Base salary decisions are made as part of the Company's annual review process. Generally, base salaries are maintained at approximately the 50th percentile of salaries paid by similar size, high technology companies.

        Under the Management Incentive Bonus Plan ("MIBP"), an executive's annual performance bonus award generally depends on two performance factors: the overall financial performance of the Company and the performance of the business unit for which the executive is accountable, along with the executive's individual performance. The performance objectives of the Company and the business unit are derived from the Company's Board-approved annual business plan, which includes specific financial performance targets relating to revenue and profits for the fiscal year. The Company has been profitable for the past three consecutive years. Accordingly, MIBP bonuses were paid for fiscal years 1995, 1996 and 1997 (see page 9 above).

        Equity Based Incentive Compensation. The Compensation Committee believes that by providing executive officers with an equity interest in the Company those officers are provided with additional incentives to work to maximize stockholder value over the long term. The Company has four stock option or warrant plans: the 1988 Stock Option Plan, the 1991 Stock Option Plan, the Management Anti-Dilution Plan, and the Precision Systems Incentive Plan. Pursuant to the Plans, the CEO and other executive officers (as well as other key employees) may be periodically granted stock options at the then fair market value of the Company's Common Stock. In addition, the CEO and executive officers are awarded stock options with vesting schedules based upon the goals established under the MIBP. In 1997 stock options were granted to executive officers under the 1991 Stock Option Plan (see page 10 above).

        CEO Compensation. Dr. Martinez has been Chief Executive Officer since he co-founded the Company in 1987. Pursuant to his employment agreement, the Company agreed to pay Dr. Martinez an annual salary of not less than $175,000. In fiscal year 1997, Dr. Martinez's salary was set at $192,500. Dr. Martinez's participation in the above stated plans includes incentives to maximize Company profitability and share price on an annual basis. In addition, through his equity ownership, Dr. Martinez shares with other stockholders of the Company a significant stake in the long-range success of the Company's business.

                                                       Compensation Committee

                                                       John S. Martinez
                                                       James H. Banister, Jr.
                                                       C. Neil Beer
                                                       Vernon H. Blackman
                                                       Barry Ressler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        As noted above, during fiscal year 1997 executive compensation was set by the Board acting as the Compensation Committee. Dr. Martinez's compensation was set by the Compensation Committee members excluding Dr. Martinez. Except for Dr. Martinez, each member of the Compensation Committee is a non-employee director of the Company.

DIRECTORS' FEES

Effective April 1, 1994, Directors who are not salaried employees of the Company receive a retainer (the "Retainer") of $1,000 per quarter and $750 for their attendance at each Board of Directors meeting and Committee meeting and are reimbursed for their travel, lodging and food expense incurred when attending such meetings. In August, 1997, the Company adopted the Director Compensation Plan whereby $250 of the Board meeting compensation will be paid in Company stock.

In addition, the 1991 Stock Option Plan, as amended, provides that directors are eligible to participate in the 1991 Stock Option Plan on the same basis as key employees of the Company and grants of options will be made by the Board of Directors on a case-by-case basis on such terms as the Board in its discretion may provide. During the fiscal year ended December 31, 1997, a grant of options to purchase 5,000 shares of Common Stock was received by Messrs. Martinez, Banister, Beer, Ressler, Blackman and Sepe in their capacity as directors.

COMPENSATION PURSUANT TO PLANS

The Company had no retirement or pension plans under which its executive officers and directors benefited in 1997.

INCENTIVE PLANS

As discussed in the Report of the Compensation Committee above, in 1993, JMAR established a Management Incentive Bonus Plan (the "MIBP") based on profits generated and stock performance each year. The Company has been profitable for the past three consecutive years. Accordingly, MIBP cash bonuses were paid and options awarded in fiscal years 1995, 1996 and 1997 to those employees deemed to have made the greatest contributions toward the Company's ability to generate those profits.

In March 1998, the Board of Directors approved a resolution requiring that starting with 1997, a substantial portion of each Management Incentive Bonus earned by its senior officers be used (the "MIBP Stock Ownership Requirement") by such officers to: 1) buy JMAR common shares in the Public Market; and/or 2) exercise existing stock options or warrants, including payment of income taxes (if any) resulting from such option or warrant exercises. The long term goal is for each senior officer designated in the Beneficial Ownership table in this Report to own JMAR shares having a market value of a minimum of one times his annual salary. Once any such designated employee achieves that goal they will no longer be required to allocate a specific portion of their bonus to the purchase of additional JMAR shares unless their share holdings fall below that level. The Company believes that this policy will provide additional incentives to the Company's senior officers to maximize the Company's profits and share price over the long term. Pursuant to the MIBP Stock Ownership Requirement, Messrs. Yoffe, Valentine and Ricardi purchased 20,000, 15,300 and 3,741 shares, respectively. Dr. Martinez and Mr. Foster owned 372,965 and 50,647 shares, respectively, prior to March 1998. Notwithstanding the fact that Dr. Martinez and Mr. Foster exceeded the required stock ownership goal, each used a portion of their cash Management Incentive Bonus to purchase 30,000 and 2,000 shares, respectively, in 1998.

CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

EMPLOYMENT AND CONSULTING AGREEMENTS

Pursuant to Dr. Martinez's employment agreement, the Company agreed to retain him as Chief Executive Officer of the Company and to pay him an annual salary of not less than $175,000 plus expenses and normal employee insurance benefits and a $600 per month auto lease allowance. The term of the employment agreement continues until December 31, 1999. If the employment agreement is terminated by the Company without cause, Dr. Martinez would become entitled to receive as severance pay an amount equal to the greater of 36 month's pay or the balance of the compensation that would have been payable to Dr. Martinez under the employment agreement.

Pursuant to Mr. Ricardi's employment agreement, the Company agreed to retain him as Senior Vice President for Sales and Marketing at JMAR Precision Systems and Vice President for Corporate Development for JMAR and to pay him an annual salary of $145,000 plus expenses and normal employee insurance benefits and a $500 per month auto allowance. The employment agreement can be terminated by the Company with thirty days notice. If the employment agreement is terminated by the Company, Mr. Ricardi will receive 60 days pay as severance.

Pursuant to Mr. Sepe's employment agreement, JMAR Semiconductor agreed to pay him an annual salary of not less than $125,000 plus expenses and normal employee insurance benefits. The term of the employment agreement continues until July 1, 1998. If the employment agreement is terminated by the Company without cause, Mr. Sepe would become entitled to receive as severance pay the balance of the compensation that would have been payable to Mr. Sepe under the employment agreement.

On March 29, 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company. The December 31, 1997 loan amount, including accrued interest is $78,378. The loan is secured by 14,750 shares of Common Stock owned by Dr. Martinez.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998. Representatives of Arthur Andersen will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals from shareholders which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than January 31, 1999 and otherwise be in compliance with applicable laws and regulations in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.

                                           By Order of the Board of Directors

                                                       /s/ Dennis E. Valentine
                                                       Dennis E. Valentine
                                                       Secretary

Dated: July 13, 1998

                             JMAR TECHNOLOGIES, INC.



                                FISCAL YEAR 1997
                         FINANCIAL INFORMATION APPENDIX

                          TECHNOLOGY FOR A MICRO-WORLD


                                 [IMAGE: GLOBE]

                             JMAR TECHNOLOGIES, INC.

                                INDEX TO APPENDIX


Securities Information...............................................    A-2

Five-Year Selected Financial Data....................................    A-3

Management's Discussion and Analysis of Financial
   Condition and Results of Operations...............................    A-4

Report of Arthur Andersen LLP, Independent Public Accountants........    A-9

Consolidated Balance Sheets As of December 31, 1997 and 1996.........    A-10

Consolidated Statements of Operations for the Years Ended
   December 31, 1997, 1996 and 1995..................................    A-11

Consolidated Statements of Stockholders' Equity for the Years
   Ended December 31, 1997, 1996 and 1995............................    A-12

Consolidated Statements of Cash Flow for the Years Ended
   December 31, 1997, 1996 and 1995..................................    A-13

Notes to Consolidated Financial Statements...........................    A-14

                             JMAR TECHNOLOGIES, INC.


SECURITIES INFORMATION

         The Company's common stock and warrants are traded on the Nasdaq National Market tier of the Nasdaq Stock Market ("NASDAQ-NMS") under the symbols JMAR and JMARW, respectively. The 1997 and 1996 high and low transaction prices for the common stock as reported by NASDAQ-NMS are set forth in the following table.


                               COMMON STOCK PRICE

                                             HIGH           LOW
                                           --------       --------
1996
First Quarter.............................  1 15/32         15/16
Second Quarter............................   4 9/16         1 1/8
Third Quarter.............................    3 5/8       1 15/16
Fourth Quarter............................   3 1/16        2 3/32
1997
First Quarter.............................  2 29/32        2 3/16
Second Quarter............................  3 23/32       1 15/16
Third Quarter.............................  4 19/32        3 1/16
Fourth Quarter............................  4 31/32         2 1/2

        There were approximately 5,982 holders of JMAR's common stock and 477 holders of JMAR's publicly traded warrants as of March 3, 1998.

        The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends in the future by the Company on its Common Stock will be dependent on its earnings and financial condition and such other factors considered relevant by the Company's Board of Directors.

                                              JMAR TECHNOLOGIES, INC.
                                         FIVE-YEAR SELECTED FINANCIAL DATA

                                    CONSOLIDATED STATEMENTS OF OPERATIONS DATA
=====================================================================================================================
                                                 1993               1994           1995           1996           1997
                                                 ----               ----           ----           ----           ----
Operating revenues .................    (1)$9,148,925     (1)$10,821,025    $12,210,490   $ 16,331,090   $ 21,461,627
Revenues excluding terminated
  operations .......................     (2)3,620,925       (2)7,782,025     12,210,490     16,331,090     21,461,627
Gross profit .......................        2,233,515          4,034,613      4,879,420      6,692,136      8,830,316
Operating expenses excluding
  restructuring charges.............        5,814,072          5,439,430      4,694,233      6,188,169      7,303,374
Restructuring charges ..............        5,112,000           (458,309)            --             --             --
Income (loss) from operations ......       (8,692,557)          (946,508)       185,187        503,967      1,526,942
Interest expense ...................         (900,482)          (570,094)      (321,162)      (288,372)      (181,562)
Interest and other income
  (expense), net ...................          245,271            390,594        212,240        388,974        104,905
Income (loss) from continuing
 operations before income taxes ....    (3)(9,347,768)     (3)(1,126,008)        76,265        604,569      1,450,285
Income tax benefit .................               --                 --             --        175,000        345,000
Income (loss) from continuing
 operations ........................       (9,347,768)        (1,126,008)        76,265        779,569      1,795,285
Discontinued operations:
    Loss from operations of
      discontinued operations ......       (3,627,869)        (2,999,242)            --             --             --
    Loss on disposal of
      discontinued  operations .....               --           (540,404)            --             --             --
Net income (loss) ..................      (12,975,637)        (4,665,654)        76,265        779,569      1,795,285
Basic per share data:
    Income (loss) per common
     share  from continuing
     operations ....................            (1.57)              (.11)           .01            .05            .11
    Loss from discontinued
     operations ....................             (.61)              (.33)            --             --             --
    Net income (loss) per share ....            (2.18)              (.44)           .01            .05            .11
Basic shares used in
  calculation of net income
  (loss) per share .................        5,958,413         10,596,661     13,525,886     15,582,579     17,065,860

=====================================================================================================================
                                  CONSOLIDATED BALANCE SHEET DATA - DECEMBER 31,
=====================================================================================================================
                                              1993            1994             1995             1996          1997
                                              ----            ----             ----             ----          ----
Working capital .................       $1,423,318      $4,007,846       $4,655,087       $5,743,747    $9,634,527

Total assets.....................       19,137,447       9,107,968        9,248,995       15,395,518    17,268,878

Short-term debt..................        4,928,447         914,590        1,526,929        2,317,861       922,246

Long-term debt...................        3,189,664       2,165,417        1,536,273          667,310       907,235

Stockholders' equity.............        3,709,032       3,849,822        5,085,202        9,368,905    12,488,212
=====================================================================================================================

(1) Excludes revenue from the discontinued Surgilase operations of $5,277,406 and $6,776,603 for 1994 and 1993, respectively.

(2)     Excludes revenue from Terminated Operations (See page A-4).

(3)     Includes losses from Terminated Operations (See page A-4).

                             JMAR TECHNOLOGIES, INC.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company's product lines are subdivided into two categories: Current Products and Emerging Products. Current Products are those currently produced and sold whereas the Emerging Product lines are developing businesses some of which are supported by third party customer R&D contracts.

         Pursuant to its restructuring in 1994, the Company sold several operations and assets (the "Terminated Operations") which, in accordance with generally accepted accounting principles, were not classified as "discontinued operations". Therefore, the revenues and results of operations from the Terminated Operations are required to be included in the Operating Revenues reported in the statements of operations for prior years. To enable the comparison of the revenues generated by those assets which remained after the disposition of the Terminated Operations with the revenues generated by such assets prior to the disposition of the Terminated Operations, however, the second line of the Consolidated Statements of Operations Data on the previous page reflects the revenues of the Company excluding the revenues from the Terminated Operations.

RESULTS OF CONSOLIDATED OPERATIONS

         Net income for 1997, 1996 and 1995 was $1,795,285, $779,569 and
$76,265, respectively, while operating income for those same periods was $1,526,942, $503,967 and $185,187, respectively. Included in the operating income for 1997 is a net non-recurring gain of $589,969 (see below).

         Revenues for each of the fiscal years ended December 31, 1997, 1996 and 1995 were $21,461,627, $16,331,090 and $12,210,490, respectively (approximately
33% compounded annual growth rate for the three year period 1995 to 1997 compared with a compounded annual growth rate in excess of 56% for revenues excluding Terminated Operations for the five year period 1993 to 1997). The increase in revenues for the year ended December 31, 1997 over the year ended December 31, 1996 is primarily attributable to the heightened and growing demand for the Company's core disk drive inspection and measurement systems. Management believes this growth to be the result of ongoing expansion of the global market for high-performance hard disk drives, particularly those incorporating advanced magneto-resistive (MR) head technology. Demand for the Company's Mirage family of tabletop test and measurement systems increased as the microelectronics industry, including makers of ion beam manufacturing equipment, discovered new ways to utilize JMAR's products to improve their manufacturing yields. In addition, the revenues generated by the Company's DARPA-funded X-ray lithography source development program increased approximately 40 percent over the prior year. These increases were offset in part by the inclusion in 1996 of revenues related to the Company's laser hermetic sealing systems. Inventories have increased from $3,855,312 at December 31, 1996 to $4,685,883 at December 31, 1997 primarily due to increases in sub-assemblies and raw material related to the Company's increased revenues. The revenue increase for the year ended December 31, 1996 over the year ended December 31, 1995 of $4,120,600 was primarily attributable to the overall increased volume of orders for Disk Drive Head Inspection Workstations and new products, primarily the Mirage tabletop video measurement system. Due to, among other factors, a current oversupply in the high-end disk drive industry and the economic turmoil in Asia, revenues in the first quarter of 1998 will be less than revenues in the fourth quarter of 1997, however, the Company anticipates that orders and revenues will increase in the second and third quarters. In addition, certain of the Company's revenues are from a limited number of customers. As a result, the timing of receipt and shipment of orders for those customers could have a material impact on quarterly results.

         Gross margins for the fiscal years ended December 31, 1997, 1996 and 1995 were 41.1%, 41% and 40%, respectively. The increase in gross profit margins for the fiscal year ended December 31, 1996 versus the fiscal year ended December 31, 1995 is primarily due to greater efficiencies in the manufacturing process resulting from higher sales and production volume and the elimination of a low margin product. The Company continues to experience competitive pressures on certain products, which may impact gross margins in the future.

         Selling, general and administrative ("SG&A") expenses for the fiscal years ended December 31, 1997, 1996 and 1995, were $6,194,333, $4,884,050 and
$3,812,433, respectively. The increase in SG&A expenses in 1997 of $1,310,283 is due to (i) higher sales and marketing costs related to the Company's increased sales volume; and (ii) higher payroll costs. The increase in SG&A expenses in 1996 as compared to 1995 was due to (i) SG&A expenses of $448,040 related to JMAR Semiconductor in 1996 compared to none in 1995; (ii) increased depreciation with respect to the larger quantity of demonstration equipment, primarily related to the Mirage, required to support expanded marketing efforts; (iii) higher customer service costs that resulted from expansion of the customers service staff to support increased sales volume experienced in 1996; and (iv) higher payroll costs.

         The Company's research, development and engineering program (RD&E) consists of two types: Customer-Funded RD&E (U.S. government and other companies) and Company-Funded RD&E. Both types of RD&E are expensed when incurred. Customer-Funded RD&E costs incurred, included in "Contract Costs of Sales" expenses totaled $1,487,139, $1,137,065 and $1,236,750 for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. The increase in Customer-Funded RD&E for 1997 is primarily due to the delay in receipt of additional contract funding from the U.S. government in 1996 which was funded in 1997. Company-Funded RD&E costs are shown in "Operating Expenses" and totaled $1,699,010, $1,304,119 and $881,800, respectively. Hence, total RD&E expenses for those three years were $3,186,149, $2,441,184 and $2,118,550, respectively. Capitalized software costs of $444,355 and $222,010 for the years ended December 31, 1997 and 1996 are not included in the above amounts. The increase in RD&E is primarily related to the engineering development of a new generation of disk drive inspection systems, the development of new software for the Company's test and measurement systems, continued development of the Britelight laser system and the Microlight 1000 demonstration center, continued development of advanced lithography for semiconductor manufacturing and further development of the Company's Light Knife products.

         The non-recurring item for 1997 includes a gain of approximately $2,839,000 from the settlement of certain claims against the former principal shareholders of Cal ASIC offset in part by the writedown of certain assets primarily related to JMAR Semiconductor in the amount of $1,594,000 and costs incurred as a result of the reorganization of JMAR Semiconductor in the amount of $655,031 resulting in a net gain of $589,969. However, included in the Company's Operating and Net Income for the year ended December 31, 1997 are losses of approximately $543,000 and $590,000, respectively, attributable to Cal ASIC's operations in 1997. Therefore, the Company's Operating and Net Income for the year ended December 31, 1997 of $1,526,942 and $1,795,285, respectively, would be substantially the same after excluding the losses and the non-recurring gain described above.

         Interest expense for the fiscal years ended December 31, 1997, 1996 and 1995, was $181,562, $288,372 and $321,162, respectively. The decrease in interest expense in 1997 versus 1996 is primarily due to the conversion of $1,000,000 and $470,000 of convertible notes into JMAR common stock in October, 1996 and August, 1997, respectively. The decrease in interest expense in 1996 versus 1995 is due to the conversion of $1,000,000 of convertible notes into JMAR common stock in October 1996. Included in interest expense for fiscal years 1997, 1996 and 1995 are loan fees totaling $10,369, $30,780 and $51, 525, respectively.

         Interest and other income (expense) for 1996 includes a gain of approximately $405,700 related to the settlement with Atlantic American Holding Company Limited ("Atlantic") and early redemption of the preferred stock of Atlantic that the Company held and includes a non-recurring charge of $80,000 recorded in the first quarter relating to an investment disposed of in a prior year.

         Included in the Statement of Income in 1997 and 1996 is a tax benefit of $345,000 and $175,000, respectively, related to the utilization by the Company of a portion of its net operating loss carryforward.

         The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has developed a plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that the Year 2000 problem will not pose significant operational problems for the Company's computer systems.

CONSOLIDATED LIQUIDITY AND FINANCIAL CONDITION

         Cash and cash equivalents at December 31, 1997 and December 31, 1996 were $3,644,117 and $2,629,286, respectively. The increase (decrease) in cash and cash equivalents for the fiscal years ended December 31, 1997, 1996 and 1995 was $1,014,831, $791,639 and $(107,731), respectively. The increase in cash for 1997 resulted from proceeds from the issuance of common stock of $3,215,253, payments received on notes receivables of $897,857, proceeds from the exercise of options and warrants of $668,355 and net borrowings of notes payable of $273,222 offset in part by cash used in operations of $1,951,488, payment of short-term debt of $969,281, capital expenditures of $763,697, increase in notes and other receivables of $307,939 and patent costs of $47,451. The cash used in operations was primarily used to finance accounts receivable and inventory purchases offset in part by an increase in accounts payable and accrued liabilities. Accounts receivable increased primarily due to an increase in revenues for the twelve months ended December 31, 1997. Accounts payable and accrued liabilities increased primarily due to an increase in inventory purchases to support planned production increases. Cash from net income plus non-cash operating items for the year ended December 31, 1997 was $1,518,033.

         The increase in cash for 1996 resulted from payments received on notes receivable of $1,004,502, borrowings from notes payable of $706,921, proceeds from the exercise of warrants of $649,168 and proceeds from the issuance of common stock of $156,000 offset in part by capital expenditures of $941,597, cash used in operations of $413,687, increase in notes and other receivables of $187,722, acquisition costs of $86,393 and patent costs of $12,905.

         JMAR operations will continue to require the use of working capital. The working capital of JMAR Precision Systems is generally funded through its $3,500,000 working capital line (the "Line") with a bank (the "Bank"). The operations of JMAR Research are currently funded through third party contracts. As of December 31, 1997, JMAR Precision Systems' availability pursuant to the Line was approximately $3,025,000 of which approximately $475,000 was borrowed at that time by JMAR Precision Systems. The Line contains several covenants relating to, among other matters, the maintenance of certain minimum income levels and financial ratios, which if not met by the Company could impact the availability of advances pursuant to the Line. In addition, in December, 1997, the Company borrowed $500,000 from the Bank to be used for capital equipment and other costs associated with the Company's expansion of its internal machine shop capabilities and other equipment to be purchased by JMAR Precision Systems. Management believes that the Company has existing resources to adequately fund operations and working capital requirements for the next twelve months based on the current level of operations and business conditions.

         At December 31, 1997, the Company had in excess of $25 million of Federal net operating loss carryforwards, subject to certain annual limitations. To the extent the Company has taxable income in the future, these carryforwards will be used by the Company to reduce its cash outlay for taxes.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         Certain statements contained in this Appendix which are not related to historical results are forward-looking statements that necessarily are based on certain assumptions and are subject to certain risks and uncertainties that could cause actual future performance and results to differ materially from those stated or implied in the forward-looking statements. These risks and uncertainties include concentration of sales to markets and customers, delays or cancellations in orders, fluctuations in margins, timing of specific orders, customer reorganizations, demand fluctuations, timely development, introduction and acceptance of new products, technical obsolescence of existing products, technical problems in the development or modification of current products or manufacturing processes, the impact of competitive products and pricing, shifts in demand for the Company's products, the degree of success of technology transfer (e.g., advanced lithography sources, laser blood sampler, micromachining, etc.) to commercial products, availability of working capital to support growth, continued government funding of advanced lithography, successful integration of acquisitions, other competitive factors and temporary cessation of operations at one or more of its division facilities due to acts of nature such as floods, earthquakes and fires.

         JMAR's future operating results are also dependent on its ability to develop, manufacture and market, in a timely manner, innovative products that meet customers' needs and the continued growth of the semiconductor, computer disk drive and medical equipment industries. Inherent in this process are a number of risks that the Company must successfully manage in order to achieve favorable operating results. The process of developing new high technology products is complex and uncertain and requires innovations that anticipate customer needs and technological trends. After the products are developed, the Company must quickly manufacture them in sufficient volumes at acceptable costs to meet demand and establish the necessary sales and marketing capabilities to assure adequate and timely sales volume.

         In addition, portions of the Company's manufacturing operations are sometimes dependent on the ability of a targeted base of suppliers to provide core technology, sub-assemblies and common manufactured parts in time to meet critical distribution and manufacturing schedules. From time-to-time the Company could experience constrained supply of certain component parts due to a variety of reasons, including strong demand in those product lines as well as strong demand in the industry. Such constraints could adversely affect JMAR's operating results until alternate sourcing is developed.

         As is the case for a large number of California-based companies, a significant portion of the Company's operations are located near major earthquake faults. The ultimate impact on the Company, significant suppliers and the general infrastructure is unknown, but operating results could be materially affected in the event of a major earthquake. The Company is predominantly self-insured for losses and interruptions caused by earthquakes.

         The operations of the Company involve the use of substances regulated under various federal, state and international laws governing the environment. It is the Company's policy to apply strict standards for environmental protection even if not subject to regulations imposed by local governments. The liability for environmental remediation and related costs is accrued when it is considered probable and the costs can be estimated. Environmental costs are presently not material to JMAR's operations or financial position.

         Although JMAR believes that it has the necessary product offerings and resources for continuing success, future revenue and margin trends cannot be reliably predicted and may cause the Company to adjust its operations. Factors external to the Company can result in volatility of the Company's common stock price. Because of the foregoing factors, recent trends should not be considered reliable indicators of future stock prices or financial results.

         The ultimate commercial success of the Company's pocket size laser blood samplers will depend on a number of factors including technical performance, cost to produce, desire of the Company's customer to introduce the product into the commercial market, the ability to obtain FDA approval to market the products and the ability of the Company's customer to ultimately generate adequate sales volume.

         The Company has not yet achieved commercially viable outputs in its X-ray lithography program. In order to prove that its technology works and to produce a completed product, the Company must complete the development and integration of these highly technical and complicated systems into a fully-integrated prototype. With any new technology, there is a risk that the market may not appreciate the benefits of the product. In addition, the Company's X-ray lithography system will compete against other developing technologies. Development by others of new or improved products, processes or technologies may make the Company's proposed product obsolete or less competitive. Also, the development of sophisticated laser products is a lengthy and capital intensive process and is subject to unforeseen risks, delays, problems and costs.

         Although JMAR has demonstrated initial versions of its Britelight lasers and its Microlight 1000, it has not yet introduced either product into the commercial marketplace. Along with some of the risks discussed in the preceding paragraph, the size of the potential market for the product is not yet known.

         The Company denominates its foreign sales in U.S. dollars and the Company does not believe that foreign currency fluctuations will have a material adverse impact on its ability to compete with its competitors. Foreign currency fluctuations, however, could make the Company's products less affordable and thus reduce the demand for such products. The Company attempts to mitigate credit risk relative to sales to foreign customers through its policy of generally requiring letters of credit.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To JMAR Technologies, Inc.:

         We have audited the accompanying consolidated balance sheets of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JMAR Technologies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                           /s/Arthur Andersen LLP
                                           Arthur Andersen LLP


San Diego, California
March 27, 1998

                             JMAR TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                  AS OF DECEMBER 31, 1997 AND DECEMBER 31, 1996

================================================================================

                                    ASSETS                                               December 31,
                                                                                ------------------------------
                                                                                    1997              1996
                                                                                ------------      ------------
Current Assets:
     Cash and cash equivalents ............................................     $  3,644,117      $  2,629,286
     Accounts receivable, net .............................................        4,308,777         2,994,762
     Notes and other receivable ...........................................          111,285           902,005
     Inventories ..........................................................        4,685,883         3,855,312
     Prepaid expenses and other ...........................................          757,896           721,685
                                                                                ------------      ------------
          Total current assets ............................................       13,507,958        11,103,050
Receivable from officer ...................................................           78,378            73,824
Property and equipment, net ...............................................        2,500,404         2,704,460
Other assets, net .........................................................          794,073           402,294
Goodwill, net .............................................................          388,065         1,111,890
                                                                                ------------      ------------
         TOTAL ASSETS .....................................................     $ 17,268,878      $ 15,395,518
                                                                                ============      ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable .....................................................     $  1,175,717      $    914,272
     Accrued liabilities ..................................................          540,933           535,885
     Accrued payroll and related costs ....................................        1,228,853           849,072
     Customer deposits ....................................................            5,682           742,213
     Convertible notes payable ............................................           20,000           589,631
     Notes payable and capital lease obligations ..........................          902,246         1,728,230
                                                                                ------------      ------------
          Total current liabilities .......................................        3,873,431         5,359,303
                                                                                ------------      ------------
Notes payable and capital lease obligations, net of current portion .......          907,235           667,310
                                                                                ------------      ------------
Commitments and contingencies (Notes 7 and 9)
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized;
       none issued and outstanding as of December 31, 1997 and
       December 31, 1996 ..................................................               --                --
     Common stock, $.01 par value; 40,000,000 shares authorized; Issued and outstanding 17,890,952 shares as of December 31, 1997 and
       16,760,269 shares as of December 31, 1996 ..........................          178,910           167,603

     Additional paid-in capital ...........................................       36,587,674        35,274,959
     Accumulated deficit ..................................................      (24,278,372)      (26,073,657)
                                                                                ------------      ------------
          Total stockholders' equity ......................................       12,488,212         9,368,905
                                                                                ------------      ------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......................     $ 17,268,878      $ 15,395,518
                                                                                ============      ============

================================================================================

   The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                             JMAR TECHNOLOGIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

================================================================================

                                                            Year ended December 31,
                                               ------------------------------------------------
                                                   1997              1996              1995
                                               ------------      ------------      ------------
Product sales ............................     $ 19,228,621      $ 14,585,585      $ 10,351,949
Contract sales ...........................        2,233,006         1,745,505         1,858,541
                                               ------------      ------------      ------------
          Total revenues .................       21,461,627        16,331,090        12,210,490
Product costs of sales ...................       11,144,172         8,501,889         6,094,320
Contract costs of sales ..................        1,487,139         1,137,065         1,236,750
                                               ------------      ------------      ------------
          Gross profit ...................        8,830,316         6,692,136         4,879,420
                                               ------------      ------------      ------------
Operating Expenses:
     Selling, general and administrative .        6,194,333         4,884,050         3,812,433
     Research, development and engineering        1,699,010         1,304,119           881,800
     Non-recurring items .................         (589,969)               --                --
                                               ------------      ------------      ------------
          Total operating expenses .......        7,303,374         6,188,169         4,694,233
                                               ------------      ------------      ------------
Income from operations ...................        1,526,942           503,967           185,187
Interest and other income (expense), net .          104,905           388,974           212,240
Interest expense .........................         (181,562)         (288,372)         (321,162)
                                               ------------      ------------      ------------
Income before income taxes ...............        1,450,285           604,569            76,265
Income tax benefit .......................          345,000           175,000                --
                                               ------------      ------------      ------------
Net income ...............................     $  1,795,285      $    779,569      $     76,265
                                               ============      ============      ============
Net income per share:
     Basic ...............................     $        .11      $        .05      $        .01
                                               ============      ============      ============
     Diluted .............................     $        .10      $        .05      $        .01
                                               ============      ============      ============
Weighted average shares outstanding:
     Basic ...............................       17,065,860        15,582,579        13,525,886
                                               ============      ============      ============
     Diluted .............................       18,601,119        16,755,753        14,133,258
                                               ============      ============      ============

================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

================================================================================

                                                                                Additional                               Total
                                          Common Stock        Preferred Stock     Paid-in         Accumulated        Stockholders'
                                     Shares         Amount     Shares  Amount     Capital            Deficit             Equity
                                     ------         ------     ------  ------     -------            -------             ------
Balance, December 31, 1994 .       12,242,433      $ 122,424     --   $  --     $ 30,656,889      $(26,929,491)     $  3,849,822
Debt converted to equity ...          700,000          7,000     --      --          443,002                --           450,002
Issuance of common stock ...        1,278,152         12,782     --      --          688,075                --           700,857
Stock issued upon
 litigation settlement .....            8,000             80     --      --            8,176                --             8,256
Net income .................               --             --     --      --               --            76,265            76,265
                                 ------------      ---------    ---   -----     ------------      ------------      ------------
Balance, December 31, 1995 .       14,228,585        142,286     --      --       31,796,142       (26,853,226)        5,085,202
Issuance of stock related
  to acquisition of Cal ASIC        1,427,526         14,275     --      --        1,707,270                --         1,721,545
Debt converted to
  equity ...................          440,000          4,400     --      --          973,021                --           977,421
Stock issued upon
  exercise of  warrants ....          474,158          4,742     --      --          644,426                --           649,168
Issuance of common stock ...          190,000          1,900     --      --          154,100                --           156,000
Net income .................               --             --     --      --               --           779,569           779,569
                                 ------------      ---------    ---   -----     ------------      ------------      ------------
Balance, December 31, 1996 .       16,760,269        167,603     --      --       35,274,959       (26,073,657)        9,368,905
Stock issued upon exercise
  of warrants and options ..          681,618          6,816     --      --          661,539                --           668,355
Debt converted to equity ...          156,634          1,566     --      --          467,622                --           469,188
Issuance of common stock ...        1,008,252         10,083     --      --        3,219,472                --         3,229,555
Retirement of common stock
  related to acquisition
  of Cal ASIC ..............         (715,821)        (7,158)    --      --       (3,035,918)               --        (3,043,076)
Net income .................               --             --     --      --               --         1,795,285         1,795,285
                                 ------------      ---------    ---   -----     ------------      ------------      ------------
Balance, December 31, 1997 .       17,890,952      $ 178,910     --   $  --     $ 36,587,674      $(24,278,372)     $ 12,488,212
                                 ============      =========    ===   =====     ============      ============      ============

================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

================================================================================

                                                                                   Year ended December 31,
                                                                     -----------------------------------------------
                                                                        1997               1996              1995
                                                                     -----------       -----------       -----------
 Cash flows from operating activities:
     Net income ...............................................      $ 1,795,285       $   779,569       $    76,265
     Adjustments to reconcile net income to net cash
      used in operating activities:
         Depreciation and amortization ........................          700,644           668,172           565,750
         Services received in exchange for
            common stock or warrants ..........................            9,864                --            21,056
         Non-recurring net gain ...............................         (589,969)               --                --
     Change in assets and liabilities net of effects from
       acquisition and non-recurring items:
          Increase in:
          Accounts receivable, net ............................       (1,434,015)       (1,252,278)         (589,073)
          Inventories .........................................         (830,571)       (1,307,937)         (464,635)
          Prepaid expenses and other ..........................         (556,109)         (654,320)          (31,760)
          Other assets ........................................         (699,349)         (132,172)         (108,350)
          Increase (decrease) in:
          Customer deposits ...................................         (724,325)          736,950          (253,152)
          Accounts payable and accrued liabilities ............          377,057           748,329          (841,220)
                                                                     -----------       -----------       -----------
     Net cash used in operating activities ....................       (1,951,488)         (413,687)       (1,625,119)
                                                                     -----------       -----------       -----------
Cash flows from investing activities:
     Patent costs .............................................          (47,451)          (12,905)          (16,675)
     Capital expenditures .....................................         (763,697)         (941,597)         (251,502)
     Increase in notes and other receivables ..................         (307,939)         (187,722)           (7,147)
     Payments received on notes receivable ....................          897,857         1,004,502         1,339,661
     Proceeds from sale of assets .............................               --                --            12,498
     Acquisition costs, net of cash acquired ..................               --           (86,393)               --
                                                                     -----------       -----------       -----------
          Net cash provided by (used in) investing activities .         (221,230)         (224,115)        1,076,835
                                                                     -----------       -----------       -----------
Cash flows from financing activities:
     Net borrowings (payments) under short-term debt agreements         (969,281)          (82,648)          734,866
     Net borrowings (payments)  of notes payable ..............          273,222           706,921          (313,860)
     Net proceeds from the issuance of common stock ...........        3,215,253           156,000            19,547
     Net proceeds from the exercise of options and  warrants ..          668,355           649,168                --
                                                                     -----------       -----------       -----------
          Net cash provided by financing
            activities ........................................        3,187,549         1,429,441           440,553
                                                                     -----------       -----------       -----------
Net increase (decrease) in cash and cash
  equivalents .................................................        1,014,831           791,639          (107,731)
Cash and cash equivalents, beginning of
  period ......................................................        2,629,286         1,837,647         1,945,378
                                                                     -----------       -----------       -----------
Cash and cash equivalents, end of period ......................      $ 3,644,117       $ 2,629,286       $ 1,837,647
                                                                     ===========       ===========       ===========

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY: On May 23, 1996, the Company acquired approximately 94 percent of the outstanding common stock of California ASIC. As consideration for the acquisition, the Company issued an aggregate of approximately 1,427,526 shares of its common stock (See Note 3).

================================================================================

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                             JMAR TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. DESCRIPTION OF THE COMPANY

        The accompanying consolidated financial statements include the accounts of JMAR Technologies, Inc. (formerly JMAR Industries, Inc.) (the "Company" or "JMAR") and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        The Company develops, manufactures and markets precision measurement, process control and manufacturing systems and laser products and supplies specialty semiconductors for the microelectronics and medical industries and is a leading developer of advanced lithography sources for production of higher performance semiconductors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    a.   Cash and Cash Equivalents

         The Company defines cash and equivalents to include cash on hand and cash invested in short-term securities which have original maturities of less than 90 days.

    b.   Fair Value of Financial Instruments

         The carrying value of certain of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses approximates fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its notes payable, capital lease obligations and borrowings under the Company's line of credit approximates fair value.

   c.    Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   d.    Inventories

         Inventories are carried at the lower of cost on the first-in, first-out basis or market and are comprised of materials, direct labor and applicable manufacturing overhead.

   e.    Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109 ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established for net deferred tax assets when it is uncertain that such tax assets will be realized.

   f.    Property and Equipment

         Property and equipment are recorded at cost. Depreciation and amortization are provided over the assets' estimated useful life of three to ten years using the straight-line method. Maintenance and repairs are expensed as incurred. Costs capitalized for self constructed assets include direct material, labor and applicable overhead.

   g.    Goodwill and Other Assets

         Goodwill is amortized by systematic charges to income over the periods estimated to be benefited, generally five to ten years. The Company periodically reevaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of these assets. During 1997 management had determined that such an impairment had occurred relative to a portion of its custom semiconductor business. Accordingly, the Company wrote-off a portion of the goodwill associated with that business. Management believes that there has been no impairment of goodwill as reflected in the Company's consolidated financial statements as of December 31, 1997. Accumulated amortization of goodwill was $474,651 and $244,599 at December 31, 1997 and 1996, respectively. Patent costs are amortized over ten years, and other assets are amortized over not more than five years. Accumulated amortization of other assets was $338,382 and $184,340 at December 31, 1997 and 1996, respectively.

   h.    Long-Lived Assets

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires the adjustment of the carrying value of long-lived assets and certain identifiable intangibles, if their value is determined to be impaired. The Company adopted the provisions of this standard on January 1, 1996. The adoption of SFAS 121 had no material impact on the accompanying financial statements.

   i.    Revenues

         Product revenues are generally recognized when the product is shipped and all risks of ownership have passed to the customer. Contract revenues are recognized based on the percentage of completion method wherein income is recognized pro-rata over the life of the contract based on the ratio of total incurred costs to anticipated total costs of the contract. Actual costs could differ from these estimated costs. Estimated losses are fully charged to operations when identified.

   j.    Earnings Per Share

         Effective December 15, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. There was no impact on previously reported earnings per share (see Note 13).

   k.    Stock Options

         Effective January 1, 1996, the Company adopted the disclosure only requirement of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. The adoption of SFAS 123 had no material impact on the accompanying financial statements (see Note 12).

   l.    Reclassifications

         Certain reclassifications have been made to the prior year financial statements to conform with the 1997 presentation.

   m.    New Accounting Pronouncements

         In 1997, Statements of Financial Accounting Standards ("SFAS") No. 130 ("SFAS 130"), Reporting Comprehensive Income, and SFAS No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information were issued. SFAS 130 requires the reporting of additional financial information while SFAS 131 requires the reporting of certain information about operating segments. Both pronouncements are effective for the Company starting in 1998. The Company does not anticipate that the adoption of the disclosure provisions of SFAS 130 and SFAS 131 will have a material impact on the Company's financial statements and results of operations.

3.       ACQUISITION OF CALIFORNIA ASIC, INC.

         On May 23, 1996, the Company acquired (the "Acquisition") approximately 94 percent of the outstanding common stock of California ASIC Technical Services, Inc. ("Cal ASIC"), a Nevada corporation (subsequently renamed JMAR Semiconductor, Inc.). The Acquisition involved a private tender offer to the shareholders of Cal ASIC (the "Sellers"). As consideration for the Acquisition, the Company issued to the Sellers an aggregate of 1,427,526 shares of its Common Stock. The purchase price was negotiated at arm's length.

         In addition, concurrent with the closing of the Acquisition, the Company loaned $400,000 of its funds to Cal ASIC (in addition to $100,000 previously loaned), $500,000 was loaned in 1996, and $1,179,700 was loaned in 1997, to be used by Cal ASIC for equipment purchases and working capital purposes.

         JMAR Semiconductor is engaged in the design, fabrication, assembly and testing of application specific integrated circuits for the electronics industry and is operated as a division of the Company.

         The Company has accounted for the Acquisition as a purchase effective June 1, 1996. The allocation of the purchase price of Cal ASIC reflected in the accompanying financial statements has been prepared based upon an independent appraisal of certain of the acquired assets and using management's estimate of fair value for the remaining net assets. Goodwill related to this acquisition is being amortized over five years.

         The following unaudited consolidated JMAR pro forma information gives effect to the Acquisition of Cal ASIC as if the Acquisition occurred on January 1 of each respective pro forma period. In connection with the Acquisition, Cal ASIC entered into agreements with several of its creditors which reduced the related liabilities due those creditors by approximately $850,000. Such debt reductions are not reflected in the statement of operations of the Company. The pro forma loss from continuing operations excludes any impact from the debt settlements of Cal ASIC directly attributable to the Acquisition. These statements do not purport to be indicative of the results of operations which actually would have occurred had the acquisition of Cal ASIC occurred on January 1 of each respective period or which may be expected to occur in the future.

                                              For the Year Ended December 31,
                                             ---------------------------------
                                                 1996                 1995
                                             ------------       --------------
Total revenues .........................     $ 16,343,000       $   12,401,000
                                             ============       ==============
Income (loss) from continuing operations     $    368,000       $     (304,000)
                                             ============       ==============
Income (loss) per share ................     $        .02       $         (.02)
                                             ============       ==============

         In October, 1997, the Company received approximately 716,000 freely tradable shares of Company common stock from the former principal shareholders of Cal ASIC as settlement (the "Settlement") of certain claims under the terms of the original purchase agreement. These shares were retired by the Company. JMAR's ownership position in JMAR Semiconductor remained unchanged as a result of the Settlement. This non-recurring gain of approximately $2,839,000 has been offset in part by the writedown of certain assets primarily related to JMAR Semiconductor in the amount of $1,594,000 and costs incurred as a result of the reorganization of JMAR Semiconductor in the amount of $655,031 resulting in a net gain of $589,969. Included in the Company's Operating and Net Income for the year ended December 31, 1997 are losses of approximately $543,000 and $590,000, respectively, attributable to Cal ASIC's operations in 1997.

4.       INVENTORIES

         At December 31, 1997 and 1996, inventories consisted of the following:

                                                           1997            1996
                                                     ----------      ----------
Raw materials, components and sub-assemblies...      $3,673,414      $2,695,803
Work-in-process ...............................         680,883         913,403
Finished goods ................................         331,586         246,106
                                                     ----------      ----------
                                                     $4,685,883      $3,855,312
                                                     ==========      ==========

5. ACCOUNTS RECEIVABLE

         At December 31, 1997 and 1996, accounts receivable consisted of the following:

                                                 1997              1996
                                          -----------       -----------
Trade ..............................       $3,367,271        $2,802,417
Trade - unbilled ...................          367,875                --
U.S. Government - billed ...........           10,350            38,130
U.S. Government - unbilled .........          598,828           171,445
                                           ----------        ----------
                                            4,344,324         3,011,992
Less - Reserve for doubtful accounts          (35,547)          (17,230)
                                           ----------        ----------
                                           $4,308,777        $2,994,762
                                           ==========        ==========

         All unbilled receivables at December 31, 1997 and 1996, are expected to be billed and collected within one year. Payment to the Company, for performance on certain U.S. Government contracts, is subject to progress payment audits by the Defense Contract Audit Agency and are recorded at the amounts expected to be realized.

6. PROPERTY AND EQUIPMENT

         At December 31, 1997 and 1996, property and equipment consisted of the following:

                                          1997              1996
                                   -----------       -----------
Equipment and machinery .....      $ 4,505,804       $ 4,243,555
Furniture and fixtures ......          407,722           313,909
Leasehold improvements ......           85,892            62,380
                                   -----------       -----------
                                     4,999,418         4,619,844
Less-Accumulated depreciation       (2,499,014)       (1,915,384)
                                   -----------       -----------
                                   $ 2,500,404       $ 2,704,460
                                   ===========       ===========

7. COMMITMENTS AND CONTINGENCIES

         The Company leases office facilities under operating leases and certain equipment and software under capital leases. Minimum future rental payments as of December 31, 1997 are as follows:

                               Capital Leases  Operating Leases
                               --------------  ----------------
1998 .......................      $ 167,278       $ 321,941
1999 .......................        130,179         118,780
2000 .......................            936              --
2001 .......................             --              --
2002 .......................             --              --
                                  ---------       ---------
                                    298,393       $ 440,721
                                                  =========
Amount representing interest        (23,039)
                                  ---------
                                    275,354
Less: Current portion ......       (167,278)
                                  ---------
                                  $ 108,076
                                  =========

         During September, 1996, the Company entered into a $950,000 lease financing agreement with Leasing Technologies International, Inc., the proceeds of which have been used to finance JMAR Semiconductor equipment and software financing requirements. The above amount for capital leases represents the amount outstanding pursuant to that agreement at December 31, 1997.

         Related rent expense was $363,339, $315,515 and $260,672 for the years ended December 31, 1997, 1996 and 1995, respectively.

         In the ordinary course of business, the Company has been involved in various legal proceedings and claims. Currently there are no significant legal proceedings or claims which in the opinion of management would have a material adverse effect on the Company's consolidated financial position or results of operations.

8. NOTES PAYABLE

         Notes payable as of December 31, 1997 and 1996, were as follows:

                                                                                         1997              1996
                                                                                      -----------       -----------
Working capital line of credit in the amount of $3,500,000 with Comerica Bank -
California. Advances are based on 80% of eligible accounts receivable and 35% of eligible inventories up to $1,000,000. Advances bear interest at prime plus
1.25%. The line is renewable at the Bank's option yearly on May 1st and interest on the line is payable monthly. Advances are secured by all assets of JMAR
Precision Systems. The bank agreements contain covenants, among other items,
relating to income levels and financial ratios .................................      $   475,000       $ 1,444,281

Unsecured convertible promissory notes in the amount of $20,000 and $600,000 at
December 31, 1997 and 1996, respectively, bearing interest at 8.25 percent .....           20,000           589,631

Note payable due in monthly principal installments of $10,417 plus interest through October 2000, interest at prime plus 1.25%, secured by all assets of
JMAR Precision Systems .........................................................          343,745           468,749


                                                                                         1997              1996
                                                                                      -----------       -----------
Note payable with monthly interest payments only through April 1998. Commencing
May 1998, due in monthly principal installments of $10,417 plus interest at prime plus .5% through May 2002, secured by all assets
of JMAR Precision Systems ......................................................      $   500,000       $        --

Notes payable due in monthly principal and interest installments of $6,306 through May 2000, interest at 12 percent, secured by certain machinery and
equipment ......................................................................          187,462           218,234

Capital leases (see Note 7) ....................................................          298,393           259,397

Other notes payable ............................................................            4,881             4,879
                                                                                      -----------       -----------
                                                                                        1,829,481         2,985,171

Less: Current portion ..........................................................         (922,246)       (2,317,861)
                                                                                      ===========       ===========
                                                                                      $   907,235       $   667,310
                                                                                      ===========       ===========

         During October 1993 the Company issued $2,500,000 of convertible promissory notes (the "Notes") of which $20,000 remained outstanding at December 31,1997. The Notes bear interest at 8.25 percent and were initially convertible into shares of Common Stock of the Company at $3.75 per share. In October 1996, the Company entered into an agreement to amend the terms of the Notes, whereby the conversion price for a pro-rata share of the Notes (62.5 percent) was lowered to $2.27 per share, which was the fair market value of the Company's Common Stock at the time of the amendment. Pursuant to these amended terms, holders of $1,000,000 in Notes converted the Notes into 440,000 shares (see Note
11). In July, 1997, the Company entered into an agreement to amend the terms of the Notes, whereby the conversion price for a pro-rata share of the Notes (80 percent) was lowered to $3.00 per share. Pursuant to these amended terms, holders of $470,000 in Notes converted the Notes. These transactions had no impact on the Company's results of operations for any of the periods presented in the accompanying financial statements, other than the corresponding reduction in interest expense.

         The weighted average interest rate on the loan with Comerica Bank-California was 9.25% and 9.52% for 1997 and 1996, respectively. The maximum amount outstanding was $1,250,000 and $1,632,666 and the average amount outstanding was $353,541 and $1,055,497 during 1997 and 1996, respectively.

         Interest paid for the years ended December 31, 1997, 1996 and 1995 was $162,488, $289,248 and $254,648, respectively.

9. RELATED PARTY TRANSACTIONS

         During 1996, the Company renewed the employment contract with its Chief Executive Officer, Dr. John S. Martinez to provide for a yearly salary of not less than $175,000 and extended the term thereof to December 31, 1999. In 1993, the Company loaned Dr. Martinez $59,000 with interest at 6% per annum to assist Dr. Martinez in paying certain income taxes that he personally incurred in connection with a transaction that he undertook in support of the Company.

10. INCOME TAXES

         For the years ended December 31, 1997 and 1996, the Company has recorded a tax benefit of $345,000 and $175,000, respectively, related to the estimated future utilization of net operating loss carryforwards. No provision for federal and state income taxes has been made for the year ended December 31, 1995 due to the Company's carryforward position.

         At December 31, 1997, the Company had Federal net operating loss carryforwards as follows:

EXPIRES
-------
2004........................... $   457,000
2005...........................   2,840,000
2006...........................     961,000
2007...........................   4,546,000
2008...........................   6,932,000
2009...........................   6,860,000
2010...........................   2,265,000
2011...........................     585,000
                                ===========
Total.......................... $25,446,000
                                ===========

         The Company has approximately $3,058,000 of favorable temporary differences that will offset future taxable income subject to the change in ownership limitations discussed below.

         Realization of future tax benefits from utilization of the net operating loss carryforwards for income tax purposes is limited by the change in ownership (as defined for Federal Income Tax Reporting Purposes) as a result of the Company's initial public offering in May 1990. As a result of additional financings in 1992 and 1993 as discussed in Note 11, additional ownership changes have occurred which restrict the Company's ability to utilize its net operating loss carryforwards and any "built in losses." In addition, the net operating losses of acquired companies are also subject to separate change of ownership limitations. Of the above net operating loss carryforwards, annual limitations of approximately $813,000 apply to approximately $6,162,000 of Company and acquired company loss carryforwards. Approximately $19,284,000 of net operating loss carryforwards are not subject to annual limitations.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

DEFERRED TAX ASSETS:                              1997             1996
                                              -----------       -----------
Net operating loss carryforwards .......      $ 8,652,000       $ 8,922,000
Losses from equity and other investments          492,000           363,000
Other ..................................          547,000            42,000
                                              -----------       -----------
         Total gross deferred tax assets        9,691,000         9,327,000
         Less valuation reserve ........       (9,171,000)       (9,152,000)
                                              -----------       -----------
         Net deferred tax asset ........      $   520,000       $   175,000
                                              ===========       ===========

         The valuation reserve as of December 31, 1997 represents deferred tax assets which management believes, based on the Company's history of operating losses, may not be realized in future periods.

         The effective income tax rate for 1997, 1996 and 1995 varied from the statutory federal income tax rate as follows:

                                                               1997       1996       1995
                                                               ---        ---        ---
Statutory federal income tax (benefit) rate .............       34%        34%       (34)%
State income tax ........................................        6          6         (6)
Permanent differences ...................................        1          2         16
Benefit (recorded) not recorded due to net operating loss
  carryforward position .................................      (65)       (71)        24
                                                               ---        ---        ---
                                                               (24)%      (29)%       --
                                                               ===        ===        ===

11. STOCKHOLDERS' EQUITY

         During October, 1993, the Company issued $2,500,000 of convertible promissory notes (the "Notes") of which $20,000 remained outstanding at December 31, 1997. During 1995, $200,000 in Notes were converted into 500,000 shares and the Company repaid another $200,000 of the Notes. During the third quarter of 1995, holders of $300,000 in Notes converted the Notes into 200,000 shares. In October 1996, holders of $1,000,000 in Notes converted the Notes into 440,000 shares and in July, 1997, holders of $470,000 in Notes converted the Notes into 156,634 shares (see Note 8).

         During 1995, the Company received approximately $90,000 from private placements of Common Stock.

         During 1995, the Company issued 1,000,000 shares of Common Stock in exchange for preferred stock (the "Preferred Stock") of Atlantic American Holding Company Limited ("Atlantic"). The investment was recorded at a cost of $621,000 at December 31, 1995. In December 1996, the Company and Atlantic entered into an Escrow Agreement and Agreement of Settlement and General Release whereby Atlantic agreed to (i) an early redemption of the remaining shares of Preferred Stock held by the Company less that portion redeemed by the receipt of $224,500 in November 1996; (ii) the payment of all accrued but unpaid dividends under the Preferred Stock; and (iii) the reimbursement of certain legal fees and out-of-pocket costs incurred by the Company in connection with a civil action (the "Civil Action") filed by the Company against Atlantic. In return, JMAR agreed to dismiss the Civil Action and in January, 1997, JMAR received approximately $885,000 as a final settlement from Atlantic.

         During the year ended December 31, 1996, the Company received net proceeds of approximately $805,000 from the exercise of warrants into approximately 474,000 shares of common stock and private placements of approximately 190,000 shares of common stock.

         During the year ended December 31, 1997, the Company received net proceeds of approximately $3,898,000 from the private placements of approximately 1,008,000 shares of common stock and the exercise of warrants and options into approximately 682,000 shares of common stock.

12. STOCK-BASED COMPENSATION PLANS

         The Company has four stock option or warrant plans, the 1988 Stock Option Plan (the "1988 Plan"), the 1991 Stock Option Plan (the "1991 Plan"), the Management Anti-Dilution Plan (the "Anti-Dilution Plan"), and an incentive plan which provides for the issuance of warrants to Precision Systems employees (the "Precision Systems Plan"). The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with FASB Statement No. 123 ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                    1996               1997
                                                  --------         ----------
Net Income:             As Reported               $779,569         $1,795,285
                        Pro Forma                  668,169          1,492,559

Basic EPS:
                        As Reported                    .05                .11
                        Pro Forma                      .04                .09

Diluted EPS:
                        As Reported                    .05                .10
                        Pro Forma                      .04                .08

         Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that expected in future years.

         The Company was authorized to grant options or warrants to its employees (including directors) and consultants for up to 120,000 shares under the 1988 Plan, 1,480,000 shares under the 1991 Plan, 806,637 shares under the Anti-Dilution Plan, and 450,000 shares under the Precision Systems Plan. As of December 31, 1997, the Company has granted options for 110,782 shares under the 1988 Plan, 900,220 options under the 1991 Plan, 424,246 warrants under the Anti-Dilution Plan, and 214,500 warrants under the Precision Systems Plan. Under all Plans the option or warrant exercise price is equal to or more than the stock's market price on date of grant. In 1996, the Company repriced 737,340 options and warrants under the 1991 Plan, the Anti-Dilution Plan and Precision Systems Plan and changed the initial vesting period of 655,230 of such warrants to provide for vesting on the earliest of (i) forty five days after such time as the closing high bid price of the Company's common stock for 20 consecutive trading days is greater than $6.38; (ii) the exercise by the warrantholders of at least 90 percent of the Company's warrants which currently trade on the Nasdaq NMS; or (iii) nine years and six months after the date of grant.

         A summary of the status of the total number of stock options or warrants pursuant to all four of the above "plans" as of December 31, 1995, 1996 and 1997 and changes during the years then ended is presented in the table and narrative below:

                                           1995                     1996                        1997
                                 ----------------------  -------------------------   -----------------------
                                  Shares      Wtd Avg        Shares       Wtd Avg      Shares       Wtd Avg
                                              Ex Price                   Ex Price                   Ex Price
                                 ---------- -----------  -------------  ----------   ----------     --------
Outstanding at beg. of year       1,054,983       $4.56         993,518    $4.35       1,319,369        $2.69
Granted                             107,000         .85         330,184     2.37         587,500         2.67
Exercised                                --          --              --       --         (70,764)        2.27
Forfeited                          (168,465)       5.09          (4,333)    3.27        (246,353)        3.69

                                 ----------               -------------               ----------
Outstanding at end of year          993,518        4.35       1,319,369     2.69       1,589,752         2.54
                                 ----------               -------------               ----------
Exercisable at end of year          186,783                     261,418                  375,071
Weighted average fair value
   of options or warrants
   granted                              .62                        1.61                   2.51

         213,340 of the 1,589,752 options and warrants outstanding at December 31, 1997 have exercise prices between $.53 and $1.09 with a weighted average exercise price of $.82 and a weighted average remaining contractual life of 7 years. 164,606 of these options and warrants are exercisable. 466,964 of the options and warrants outstanding at December 31, 1997 have exercise prices between $1.79 and $2.94 with a weighted average exercise price of $2.34 and a weighted average remaining contractual life of 8.5 years. 77,732 of these options and warrants are exercisable. 849,448 of the options and warrants at December 31, 1997 have exercise prices of $3.00 with a weighted average exercise price of $3.00 and a weighted average remaining contractual life of 6.3 years. 132,733 of these options and warrants are exercisable. 60,000 of the options and warrants outstanding at December 31, 1997 have exercise prices between $3.53 and $4.06 with a weighted average exercise price of $3.74 and a weighted average remaining contractual life of 9.5 years. None of these options and warrants are exercisable.

         The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1995, 1996 and 1997: risk-free interest rates between 6 and 7 percent; expected dividend yields of 0 percent, expected lives of 6 years, and expected volatility of 39.

13. EARNINGS PER SHARE

         In 1997, the Company adopted FASB Statement No. 128 ("SFAS No. 128"), Earnings per Share, effective December 15, 1997. Basic earnings per common share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share for the years ended December 31, 1997, 1996 and 1995 were computed by dividing net income by the sum of the weighted average number of shares of common stock (17,065,860, 15,582,579 and 13,525,886 for 1997, 1996 and 1995, respectively)
plus dilutive employee stock options and warrants (314,276, 154,364 and 13,100 for 1997, 1996 and 1995, respectively) and other dilutive warrants and options (1,220,983, 1,018,810 and 594,272 for 1997, 1996 and 1995, respectively). There was no change to previously reported earnings per share as a result of the adoption of this new Financial Accounting Standard.

14. SIGNIFICANT CUSTOMERS AND EXPORT SALES

         Government contracts generated 10%, 9% and 15% of the Company's revenues in the years ended December 31, 1997, 1996 and 1995, respectively. In 1997, one non-government customer accounted for 38.6% of the Company's revenues. In 1996, three other non-government customers accounted for 29.5%, 12.1% and 10.7% of the Company's revenues. In 1995, four non-government customers accounted for 11.0%, 11.3%, 15.8% and 16.4% of the Company's revenues.

         A summary of export sales by geographic area is as follows:

                                                  YEAR ENDED DECEMBER 31,
                                       -------------------------------------------
                                          1997             1996            1995
                                       ----------       ----------      ----------

Europe...........................      $  831,110       $1,544,390      $   40,384
Asia.............................      $4,225,013       $1,420,767      $1,684,083
Other............................      $3,882,252       $  440,291      $   76,973

                             JMAR TECHNOLOGIES, INC.
                           3956 Sorrento Valley Blvd.
                               San Diego, CA 92121
                               ph. (619) 535-1706
                                  www.jmar.com

PROXY
                                                                           PROXY

                             JMAR TECHNOLOGIES, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 1998 ANNUAL MEETING OF SHAREHOLDERS


The undersigned shareholder of JMAR Technologies, Inc. hereby appoints John S. Martinez and Dennis E. Valentine and each of them, with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 1998 Annual Meeting of the Shareholders of JMAR Technologies, Inc. to be held on Thursday, August 6, 1998 at the Sheraton Grande Torrey Pines Hotel, 10950 North Torrey Pines Road, La Jolla, California, at 2:00 p.m., local time, and at any adjournment(s) thereof, with all powers, including voting rights, which the undersigned would possess if personally present at said meeting on the following:


(1) Election of five Directors of the Company to serve until the 1999 Annual Meeting of Shareholders of JMAR Technologies, Inc. and until their respective successors are duly elected and qualified.

[ ] FOR ALL NOMINEES LISTED BELOW            [ ] WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below)         all  listed below

John S. Martinez, James H. Banister, Jr., C. Neil Beer, Vernon H. Blackman, and Barry Ressler.

(INSTRUCTIONS: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------------------------



 (2) In their discretion, upon all matters as may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS AND NOMINEES FOR DIRECTOR LISTED ON REVERSE SIDE.


The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned acknowledges receipt of the Notice of the 1998 Annual Meeting of Shareholders and accompanying Proxy Statement dated July 13, 1998.


                                            Dated:________________________, 1998


                                            ------------------------------------
                                            Signature


                                            ------------------------------------
                                            Signature if held jointly


                                      IMPORTANT: In signing this Proxy, please sign your name or names in the same way as shown at left. When signing as a fiduciary, please give your full title. If shares are registered in the names of two or more persons, each should sign.



IMPORTANT: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.